As filed with the Securities and Exchange Commission on June 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APPLIED MOLECULAR TRANSPORT INC.

(Exact name of Registrant as specified in its charter)

Delaware	81-4481426
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Tower Place, Suite 850

South San Francisco, California 94080

(650) 392-0420

(Address of principal executive offices, including zip code)

2015 Equity Incentive Plan

2016 Equity Incentive Plan

2020 Equity Incentive Plan

2020 Employee Stock Purchase Plan

(Full title of the plan)

Tahir Mahmood, Ph.D.

Chief Executive Officer

Applied Molecular Transport Inc.

1 Tower Place, Suite 850

South San Francisco, California 94080 650-392-0420

Copies to:

Kenneth A. Clark

Tony Jeffries

Michael E. Coke

Christina L. Poulsen

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

650-493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2020 Equity Incentive Plan	3,768,075(2)	$14.00 (6)	$52,753,050.00	$6,847.35
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2020 Employee Stock Purchase Plan	314,006(3)	$11.90 (7)	$3,736,671.40	$485.02
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2016 Equity Incentive Plan	3,273,506(4)	$3.75(8)	$12,275,647.50	$1,593.38
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2015 Equity Incentive Plan	905,000(5)	$0.04(9)	$36,200.00	$4.70
TOTAL:	8,260,587		$68,801,568.90	$8,930.45

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement covers any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”), the Registrant’s 2016 Equity Incentive Plan, as amended (the “2016 Plan”), and the Registrant’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)

Represents shares of common stock reserved for issuance pursuant to future awards under the 2020 Plan as of the effective date of the registration statement relating to the Registrant’s initial public offering (the “Registration Date”). The number of shares of common stock available for issuance under the 2020 Plan will be increased by any shares of common stock subject to awards outstanding under the 2016 Plan or 2015 Plan that expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest. See footnotes 4 and 5 below.

(3)	Represents shares of common stock reserved for issuance under the 2020 ESPP.
(4)

Represents shares of common stock reserved for issuance pursuant to stock options outstanding under the 2016 Plan as of the date of this Registration Statement. Any stock options outstanding under the 2016 Plan that, on or after the Registration Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance as shares of common stock under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan. See footnote 2 above.

(5)

Represents shares of common stock reserved for issuance pursuant to stock options outstanding under the 2015 Plan as of the date of this Registration Statement. Any stock options outstanding under the 2015 Plan that, on or after the Registration Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance as shares of common stock under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan. See footnote 2 above.

(6)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $14.00 per share, which is the initial public offering price per share of common stock set forth on the cover page of the Registrant’s Prospectus dated June 4, 2020 relating to its initial public offering.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $14.00 per share, which is the initial public offering price per share of common stock set forth on the cover page of the Registrant’s Prospectus dated June 4, 2020 relating to its initial public offering. Pursuant to the 2020 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2020 ESPP).

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $3.75 per share, the weighted-average exercise price of stock options outstanding under the 2016 Plan as of the date of this Registration Statement.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.04 per share, the weighted-average exercise price of stock options outstanding under the 2015 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Applied Molecular Transport Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Prospectus dated June 4, 2020, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-238464), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-39306) filed with the Commission on June 2, 2020, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents, provided that the person acted in good faith and in a manner the person reasonably believed to be in the corporation’s best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

The Registrant’s amended and restated certificate of incorporation to be in effect upon the completion of this offering contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the Registrant’s amended and restated bylaws provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant’s amended and restated bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation to be in effect upon the completion of this offering provides that the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Further, as permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of its directors and certain executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against certain liabilities that may arise by reason of their status or service.

The Registrant has obtained insurance policies under which, within the limits and subject to the limitations of the policies, coverage is provided to the Registrant’s directors and executive officers against certain expenses in connection with the defense of, and certain liabilities arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1(1)	Specimen common stock certificate of the Registrant.

4.2(2)	Applied Molecular Transport Inc. 2020 Equity Incentive Plan and related form agreements.

4.3(3)	Applied Molecular Transport Inc. 2020 Employee Stock Purchase Plan.

4.4(4)	Applied Molecular Transport Inc. 2016 Equity Incentive Plan and related form agreements.

4.5(5)	Applied Molecular Transport Inc. 2015 Equity Incentive Plan and related form agreements.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

(1)	Incorporated by reference to Exhibit 4.2 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-238464), filed with the Commission on May 18, 2020.
(2)	Incorporated by reference to Exhibit 10.4 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-238464), filed with the Commission on June 1, 2020.
(3)	Incorporated by reference to Exhibit 10.5 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-238464), filed with the Commission on June 1, 2020.
(4)	Incorporated by reference to Exhibit 10.3 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-238464), filed with the Commission on May 18, 2020.
(5)	Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-238464), filed with the Commission on May 18, 2020.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California, on the 5th day of June, 2020.

APPLIED MOLECULAR TRANSPORT INC.

By:	/s/ Tahir Mahmood
Tahir Mahmood, Ph.D.
Co-Founder and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tahir Mahmood, Ph.D., Shawn Cross and Elizabeth Bhatt, and each of them, as such individual’s true and lawful attorney in fact and agent with full power of substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or the individual’s substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Tahir Mahmood Tahir Mahmood, Ph.D.	Co-Founder, Chief Executive Officer and Director (Principal Executive Officer)	June 5, 2020

/s/ Shawn Cross Shawn Cross	Chief Financial Officer (Principal Financial Officer)	June 5, 2020

/s/ Brandon Hants Brandon Hants	Vice President, Finance and Business Operations (Principal Accounting Officer)	June 5, 2020

/s/ Helen Kim Helen Kim	Chair of the Board	June 5, 2020

/s/ Graham Cooper Graham Cooper	Director	June 5, 2020

/s/ David Lamond David Lamond	Director	June 5, 2020

/s/ Randall Mrsny Randall Mrsny, Ph.D.	Co-Founder, Chief Scientific Officer, and Director	June 5, 2020

/s/ Aaron VanDevender Aaron VanDevender, Ph.D.	Director	June 5, 2020